Exhibit 99.1

Serina Therapeutics Secures $5 Million in Funding to Support Advancement of SER-252 into Clinical Development in Advanced Parkinson's Disease

HUNTSVILLE, April 8, 2025 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today announced the closing of a $5 million financing from strategic shareholders. Proceeds from the transaction will support the continued development of SER-252 (POZ-apomorphine), Serina's lead clinical candidate for Advanced Parkinson's disease, as the company prepares to initiate a Phase 1 clinical trial in the fourth quarter of 2025.

“This financing further strengthens our cash position and reflects the confidence of our strategic investors in the potential of SER-252,” said Steve Ledger, CEO of Serina Therapeutics. “With a novel approach to achieving continuous dopaminergic stimulation, we believe SER-252 may offer meaningful clinical benefit to patients with advanced Parkinson’s disease. We remain focused on initiating first-in-human studies later this year.”

In connection with the financing, Serina issued 965,250 shares of convertible preferred stock at $5.18 per share, equivalent to the closing price of its common stock on April 7, 2025.
About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) and enable greater on time, with reduced off time, in advanced Parkinson’s patients. SER-252 leverages strategic partner Enable Injections’ enFuse™ wearable drug delivery platform to enhance patient comfort and convenience, providing CDS to patients via an easy-to-administer, long-acting subcutaneous injection without skin reactions.
About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood. Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications.
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.
For more information, please visit https://serinatherapeutics.com.

Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in Serina’s Annual Report on Form 10-K, and Serina’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630